Exhibit 10.1

February 25, 2015

Tony Trunzo

Dear Tony:
On behalf of FEI Company, I am pleased to offer you a position as Executive Vice President and Chief Financial Officer, reporting to Don Kania, CEO, with a first year annualized on-target cash compensation of $876,600. This is an exempt level position. Your total first year on-target cash compensation comprises the following components:

•	An annualized base salary of $487,000.

•
Participation in the Management Variable Incentive Plan at an annualized target of 80% of base pay for on-target performance. The actual bonus payout will be determined by a variety of company and divisional performance factors (more detail will be provided to you).

You will be recommended for an initial equity grant in the amount of $2,600,000, calculated consistent with FEI’s usual practices in this regard (“Initial Equity Grant”). The Initial Equity Grant will consist of 50% restricted stock units (RSUs) and 50% stock options. This recommendation will be reviewed at the next Board of Directors meeting, which is scheduled to occur on or about May 18, 2015. More details will be provided to you regarding the administration and exercise of those RSUs and stock options. The grants will have a vesting schedule of four years, 25% at each anniversary of the grant, 100% vested over a forty-eight month period from the grant date.
In addition, you will be recommended for an annual equity grant in the amount of $1,250,000 (the “Annual Equity Grant”) if you join prior to April 10, 2015 (or a date mutually agreed by the parties). The Annual Equity Grant will consist of 50% restricted stock units (RSUs) and 50% stock options. This recommendation will also be reviewed at the May 2015 Board of Directors meeting. More details will be provided to you regarding the administration and exercise of those RSUs and stock options. The grants will have a vesting schedule of four years, 25% at each anniversary of the grant, 100% vested over a forty-eight month period from the grant date.
In the event of a termination of your employment due to a Change in Control or without cause, you will receive additional benefits including certain accelerated equity vesting and severance. These benefits are addressed in detail in the Executive Change of Control and Severance Agreement, the form of which is included with this offer letter.
We ask that you start your first day of FEI Employment on or before April 10, 2015, or a date mutually agreed by the parties. You will be covered by most of our benefits on your first day of employment. We will provide you with summary of employee benefits separately.
In addition, FEI offers other benefit programs including a 401(k) investment plan where FEI matches employee contributions dollar for dollar up to 3% of salary, subject to certain vesting requirements. You would also be eligible for the tax-benefitted deferred compensation program that allows you to invest salary and incentive compensation on a tax-favored basis, subject to certain conditions and restrictions. I can explain more details about these programs at an appropriate time.
In accordance with legal requirements, the position offered to you is conditioned upon your ability to provide and maintain the proper and necessary documentation required for you and FEI to comply with United States Citizenship and Immigration Service laws and regulations.   This offer is also contingent upon a drug screen and a background check.  Our online employee portal contains all the necessary pre-employment documents.  You will be set up with access to the employee portal after your offer acceptance.  We ask that you complete and return the required online forms by the required dates listed in the portal.  If you have any questions, please contact me. This offer will expire on February 28, 2015.

I would like to point out that, as with other employees, your employment with the Company will be “at will” and either you or FEI may terminate your employment at any time and for any reason.
Tony, the management team and I are excited about the prospect of having you become part of FEI and we look forward to working with you. We anticipate that you will be very successful and a significant contributor.

Sincerely,
/s/ Bradley J. Thies
Bradley J .Thies
Senior Vice President, General Counsel and Head of Human Resources

I, Tony Trunzo, accept this offer of employment and agree to all the terms and conditions as outlined herein.
/s/ Tony Trunzo                        February 27, 2015
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Tony Trunzo                    Date